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                                                                    EXHIBIT 23.4

INDEPENDENT AUDITORS' CONSENT


We consent to the incorporation by reference in this Registration Statement of Watson Pharmaceuticals, Inc. on Form S-3 of our report dated February 4, 1998 relating to the consolidated financial statements of Somerset Pharmaceuticals, Inc. and subsidiaries as of December 31, 1997 and 1996 and for each of the three years in the period ended December 31, 1997, incorporated by reference in the Annual Report on Form 10-K of Watson Pharmaceuticals, Inc. for the year ended December 31, 1998 and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.


/s/  DELOITTE & TOUCHE LLP
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Pittsburgh, Pennsylvania
May 4, 1999